Exhibit 99(ii)

MONTANA MINING SIGNS AGREEMENT TO ACQUIRE
PRODUCED WATER SOLUTIONS

December 3, 2008 - Salt Lake City, Utah - Montana Mining Corp., a public company trading under the symbol MMGC.OB (“Montana”) today announced that it has signed a share exchange agreement to acquire Produced Water Solutions, Inc. (“PWS”) as wholly owned subsidiary. PWS has designed, built and tested water purification units for the oil and gas industry. The cost efficiencies of PWS’s produced water processing unit, that converts field produced water into potable water onsite, uniquely positions PWS to serve this market segment.

“Our intended acquisition of PWS comes at an opportune time within the oil and gas industry” said Ruairidh Campbell, chief executive officer of Montana. “Energy producing companies are facing new challenges brought on by the dramatic fall in prices over the last six months. The fall in revenue has forced many within the industry to evaluate cost efficiencies as a necessary tool to staying in business. The ability to purify water produced from oil and gas wells onsite will help companies add back net revenue to their bottom line.”

About Produced Water Solutions

PWS is a private company based in Calgary, Canada whose mission is to become the premier provider of oilfield produced water treatment systems in North America.

PWS proprietary process converts high volumes of oil and gas produced water into potable water using a unit that can be easily moved from well to well. The process will effectively reduce the traditional costs of disposing field water either down disposal wells or off site while simultaneously meeting the need to reuse and recycle an increasing valuable resource: water.

Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. A safe-harbor provision may not be applicable to the forward-looking statements made in this press release. These forward-looking statements involve a number of risks and uncertainties, including the sufficiency of existing capital resources, uncertainties related to the development of Montana’s business plan, and its ability to secure sources of financing. The actual results that Montana may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Montana encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Montana’s public filings may be viewed at www.sec.gov .

Produced Water Solutions, Inc.

Al Radford, President

Telephone: (403) 620-6773

Fax: (403) 877-8558
Email: aradford@pwsinc.ca

Montana Mining Corp.
Ruairidh Campbell, Chief Executive Officer
Telephone: (801) 582-9609
Fax: (801) 582-9629
Email: ruairidhcampbell@msn.com

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